CONSULTANT AGREEMENT

This consultant engagement agreement ("Agreement") dated the 16th day of December, 2002 by and between Israel B. Ochoa ("Consultant"), whose address is 31 N. Tejon St., Suite 300, Colorado Springs, CO 80903, and Maximum Dynamics, Inc. (Company), a Colorado corporation whose address is 2 N. Cascade Avenue, Suite 1100, Colorado Springs, CO 80903.

         WHEREAS, Consultant assists companies with software engineering, technology consulting, software design and programming; and,

         WHEREAS, Company wishes to engage the services of Consultant;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereto agree as follows:

1. Consultant will assist the Company in connection with its business endeavors in the fields of software engineering, software design, and other such services that are mutually agreed upon by both parties from time to time. This Agreement does not constitute a commitment nor an undertaking on the part of Consultant to internally ensure the successful development of a commercially viable software system. As consultant to the Company, Consultant will assist with the following:
         i. Software design: Within 30 days from when Consultant receives the necessary information about the Company - which shall include the current software system, software code, software design plan, software design documentation papers and any other information requested by Consultant - Consultant shall provide the Company with an automation engine that shall compute statements all designed in a web-based environment (hereafter "Software Component").
         ii. Software engineering: Consultant agrees to assist the Company with creation and testing of the Software Component. Consultant will act only as a consultant and it is the responsibility of the Company and its affiliates to ensure the proper functioning of the software system and Software Component to be developed by the Consultant.

2. The retention by the Company of Consultant as heretofore described shall be for a period of not less than four months from the date hereof in order to provide Consultant a reasonable opportunity to perform its services (as outlined above). Following this four month period, this Agreement will automatically renew on a month-to-month basis unless terminated by either party upon 30 day advanced written notice.

3. Any parties introduced to the Company by Consultant, even if declining participation hereby, shall be deemed a "Protected Party" and thereafter the Company shall not directly deal with the Protected Party without the prior written consent of Consultant.

4. In connection with Consultant's activities on the Company's behalf, the Company will cooperate with Consultant and will furnish Consultant with all information and data concerning the Company (the "Information"), which Consultant deems appropriate and will provide Consultant with access to the Company's officers, directors, employees, independent accountants, and legal counsel. The Company represents and warrants that all Information made available to Consultant by the Company will,


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         at all times during the period of engagement of Consultant hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants that any software code provided by it to Consultant will have been prepared in good faith by the Company and is owned legally and completely by the Company. The Company acknowledges and agrees that, in rendering its services hereunder, Consultant may be using and relying on the Information without independent verification thereof by Consultant or independent appraisal by Consultant of any of the Company's assets. Consultant does not assume responsibility for any information regarding the Company. Any recommendations rendered by Consultant pursuant to this Agreement may not be disclosed publicly without our prior written consent.

5. In consideration of its services pursuant to this Agreement, Consultant shall be entitled to receive, and the Company agrees to pay Consultant, consulting fees according to the attached Schedule A, which may change from time to time with ample notice provided to the Company before any changes that may effect the course or charges for services rendered by Consultant.

6. In addition to the consideration paid as described in Paragraph 5 above, Consultant agrees that it will charge the Company for any added expenses only if such expenses are pre-approved by the Company. The Company agrees to promptly reimburse Consultant, upon request, for all such pre-approved expenses incurred by Consultant (which may include fees and disbursements of counsel, and of other consultants and advisors retained by Consultant) in connection with the matters contemplated by this Agreement.

7. Either party hereto may terminate this Agreement at any time upon 30 days' prior written notice, following the initial engagement period as stated in Paragraph 2 without liability or continuing obligation, except as set forth in the following sentence. Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect: (i) any compensation earned by Consultant up to the date of termination or completion, as the case may be, (ii) the reimbursement of expenses incurred by Consultant up to the date of termination or completion, as the case may be, (iii) the provisions of Paragraphs 5 through 8 of this Agreement and (iv) the attached Indemnification Provisions which are incorporated herein, all of which shall remain operative and in full force and effect.

8. Should this Agreement be terminated by either party as described in Paragraph 2 and Paragraph 7, Consultant will keep one-twenty-fourth (1/24) of the equity position (including warrants) for each month that Consultant was retained. In the case of termination, Consultant agrees to return its stock certificates minus the equity (including warrants) that are to be kept as described above in this paragraph.


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9.       The Company agrees to indemnify and hold harmless Consultant against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing software code, systems or documents in response to a subpoena or otherwise), including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which Consultant is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with Consultant's acting for the Company, including, without limitation, any act or omission by Consultant in connection with its acceptance of or the performance or non-performance of its obligations under this Agreement; provided, however, such indemnity shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the willful misconduct of Consultant. The Company also agrees that Consultant shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Consultant, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Consultant's willful misconduct.

         These indemnification provisions shall be in addition to any liability which the Company may otherwise have to Consultant or the persons indemnified below in this sentence and shall extend to the following:
         Consultant, its affiliated entities, directors, officers, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws). All references to Consultant in these indemnification provisions shall be understood to include any and all of the foregoing.

         If any action, suit, proceeding, or investigation is commenced, as to which Consultant proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by Consultant to notify the Company shall not relieve the Company from its obligations hereunder. Consultant shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the fees, expenses, and disbursements of such counsel; and such counsel shall, to extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Consultant made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of Consultant, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to Consultant of an unconditional release from all liability in respect of such claim.

10. The Company understands that to the extent Consultant utilizes any third parties that these third parties constitute the proprietary intellectual property of Consultant. Such contacts, partners and related information represent a substantial value to Consultant that Consultant uses to offer services to clients and retain a competitive advantage in the marketplace. Therefore the Company aggress to work with Consultant, and agrees not to circumvent in any manner, directly or indirectly, Consultant with regard to any third parties, clients or contacts that have been identified by Consultant, or Consultant's clients or contacts. All contacts, discussions and resources with all identified third parties or partners of Consultant shall be conducted by, through or in conjunction with Consultant. The Company agrees that this non-circumvention clause will remain in effect for a period of not less than 12 months following the termination of this agreement by either party.


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11.      The validity and interpretation of this Agreement shall be governed by the laws of the State of Colorado applicable to agreements made and to be fully performed therein. The Company irrevocably submits to the jurisdiction of any court of the State of Colorado for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company and (i) hereby irrevocably agrees that all claims in respect of any such suit, action, or proceeding may be heard and determined in any such court and (ii) to the extent that the Company has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, the Company hereby waives, to the fullest extent permitted by law, such immunity. The Company hereby waives, and agrees not to assert in any such suit, action, or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) the Company is not personally subject to the jurisdiction of any such court, (b) the Company is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to the Company's property or (c) any such suit, action, or proceeding is brought in an inconvenient forum.

12. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement shall be binding upon their respective successors and assignees.

13. For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.

14. Services provided by Consultant to and on behalf of the Company in connection with this Agreement will be suspended forthwith in the event of nonpayment of fees or expenses.

15.      Consultant hereby represents and warrants as follows:
          i. Consultant is an independent contractor and has the power and is duly authorized to carry on his business where and as now conducted and to own, lease, and operate his assets as he now does.
          ii. The execution, delivery, and performance by Consultant of and the consummation of the transactions contemplated in this Agreement have been duly and validly authorized by the Consultant, and Consultant represents and warrants that he has the right, power, legal capacity, and authority to enter into and perform his obligations under this Agreement, and that no consent or approval of, notice to, or filing with any governmental authority having jurisdiction over any aspect of the business or assets of Consultant, and no consent or approval of or notice to any other person or entity is required in connection with the execution and delivery by Consultant of or the consummation by Consultant of the transactions contemplated in this Agreement.


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          iii.   The execution, delivery, and performance of this Agreement by
                 Consultant and the consummation of the transactions contemplated hereby and thereby, do not and will not result in or constitute (i) a breach of any term or provision of this Agreement; (ii) a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation of any of the terms, conditions, or provisions of the Articles of Incorporation or Bylaws of Consultant; (iii) a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation of any of the terms, conditions, or provisions of any lease, license, promissory note, security agreement, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Consultant is a party or by which it or any of its assets are bound; (iv) an event that would permit anyone to terminate or rescind any agreement or to accelerate the maturity of any indebtedness or other obligations of Consultant; or (v) the creation or imposition of any lien, charge, or encumbrance on any of the assets of Consultant.

16.      The Company hereby represents and warrants as follows:
          i. Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Colorado, and has the corporate power and is duly authorized to carry on its businesses where and as now conducted and to own, lease, and operate its assets as it now does.
          ii. The execution, delivery, and performance by Company of and the consummation of the transactions contemplated in this Agreement have been duly and validly authorized by the Board of Directors of Company, and Company represents and warrants that it has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement, and that no consent or approval of, notice to, or filing with any governmental authority having jurisdiction over any aspect of the business or assets of Company, and no consent or approval of or notice to any other person or entity is required in connection with the execution and delivery by Company of or the consummation by Company of the transactions contemplated in this Agreement.
          iii. The execution, delivery, and performance of this Agreement by Company and the consummation of the transactions contemplated hereby and thereby, do not and will not result in or constitute
                 (i) a breach of any term or provision of this Agreement; (ii) a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation of any of the terms, conditions, or provisions of the Articles of Incorporation or Bylaws of Company; (iii) a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation of any of the terms, conditions, or provisions of any lease, license, promissory note, security agreement, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Company is a party or by which it or any of its assets are bound; (iv) an event that would permit anyone to terminate or rescind any agreement or to accelerate the maturity of any indebtedness or other obligations of Company; or (v) the creation or imposition of any lien, charge, or encumbrance on any of the assets of Company.

17. In its performance hereunder, Consultant and his agents shall be an independent contractor. Consultant shall complete the services required hereunder according to his own means and methods of work, shall be in the exclusive charge and control of Consultant and shall not be subject to the control or supervision of the Company, except as to the results of the work. Company acknowledges that nothing in this Agreement shall be construed to require Consultant to provide services to Company at any specific time, or in any specific place or manner. Payments to Consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.


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All notices and writings, required or given pursuant to this Agreement, shall be signed by the party relying thereon to be sent by prepaid postal mail rates or by facsimile transmission, to a location or number set forth below:

Maximum Dynamics, Inc.                      Israel B. Ochoa
----------------------                      ----------------------------
A)    Maximum Dynamics, Inc.                B)     Israel B. Ochoa
      2 N. Cascade Avenue, Suite 1100              31 N. Tejon St., Suite 300
      Colorado Springs, CO 80903                   Colorado Springs, CO  80903

      Fax:  (303) 744-7296                         Fax: (435) 304-8719


In witness whereof the parties have set their hands and seals as of the date first written above.

Maximum Dynamics, Inc.                      Israel B. Ochoa
------------------------                    --------------------------

By:           Eric R. Majors                By:          Israel B. Ochoa


Signature: /s/ Eric R. Majors               Signature:  /s/ Israel B. Ochoa
          ------------------------------              -------------------------
Title:        Chief Executive Officer       Title:       Consultant

                                   SCHEDULE A


A. Service Fee. The Company will engage Consultant for the services described in this Agreement. The service fee charged to the Company for this service is $30,000.00 (thirty thousand dollars) and is payable in the following:

          (i) 750,000 shares of registered S-8 shares of Common Stock of Maximum Dynamics, Inc.
          (ii)   Shares shall be issed to: Israel B. Ochoa

         The Company agrees to issue these shares within ten (10) days of the signing of this Agreement.


B. Hugo Ballesteros deliverables: Consultant's efforts and services will focus on the following areas:

          i. Software design: Within 30 days from when Consultant receives the necessary information about the Company - which shall include the current software system, software code, software design plan, software design documentation papers and any other information requested by Consultant - Consultant shall provide the Company with an automation engine that shall compute statements all designed in a web-based environment (hereafter "Software Component").
          ii. Software engineering: Consultant agrees to assist the Company with creation and testing of the Software Component. Consultant will act only as a consultant and it is the responsibility of the Company and its affiliates to ensure the proper functioning of the software system and Software Component to be developed by the Consultant.